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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*


                           Cornerstone Bancorp, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   218925105
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                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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                                                                     Page 2 of 5

CUSIP No.  218925105

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS.
 (1) OF ABOVE PERSONS:

      Melvin L. Maisel        ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 (2)  (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 (3)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 (4)
      United States of America

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      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                          SOLE VOTING POWER
                     (5)
                          83,374.967

             -----------------------------------------------------------
                          SHARED VOTING POWER
                     (6)
                          0

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     (7)
                          83,374.967

             -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     (8)
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 (9)
      83,374.967
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
      (See Instructions)
 (10)
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 (11)
      7.38% (based on 1,129,599 shares outstanding on 12/31/99)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
 (12)
      Melvin L. Maisel (IN)

------------------------------------------------------------------------------
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                                                                     Page 3 of 5

Item 1(a)  Name of Issuer:

           Cornerstone Bancorp

      (b)  Address of Issuer's Principal Executive Offices:

           550 Summer Street
           Stamford, CT 06901

Item 2(a): Name of Person Filing:

           Melvin L. Maisel

      (b)  Residence:

           36 Birchwood Dr.
           Greenwich, CT 06831

      (c)  Citizenship:

           United States of America

      (d)  Title of Class of Securities:

           Common Stock, Par Value $.01 per share

      (e)  CUSIP Number:

           218925105

Item 3: If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           Not applicable.

Item 4:    Ownership.

           (a)   Amount Beneficially Owned:

                 83,374.967

           (b)   Percent of class:

                 7.38%

           Number of shares to which such person has:

                 (i)    sole Power to vote or to direct the vote:

                        83,374.967

                 (ii)   Shared power to vote or to direct the vote:

                        0

                 (iii)  Sole Power to dispose or to direct the disposition of:

                        83,374.967

                 (iv)   Shared power to dispose or to direct the disposition of:

                        0
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                                                                     Page 4 of 5

Item 5:    Ownership of Five Percent or Less of a Class:

           Not Applicable.

Item 6:    Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

           Not Applicable.

Item 8:    Identification and Classification of Members of the Group:

           Not Applicable.

Item 9:    Notice of Dissolution of Group:

           Not Applicable.

Item 10:   Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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                                                                     Page 5 of 5

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Melvin L. Maisel

February 8, 2000
----------------
Date

/s/ Melvin L. Maisel       Signature
---------------------------